Exhibit 10.8

H. Howard Cooper

P.O. Box 774327

Steamboat Springs, CO 80477

October 6, 2005

Mr. James J. Woodcock

Chairman of the Board

Teton Energy Corporation

1600 Broadway, Suite 2400

Denver, CO 80202

Dear Jim:

It has been a pleasure to serve Teton for many years and the time has come for me to resign.  I hereby resign effective upon Teton’s execution of this agreement.

(1)                                  Teton shall pay me severance monthly in the amount of $16,667.00 per month, less  appropriate withholdings, from September 30, 2005 through September 30, 2006.  The severance payments will end in the event I: (a) accept reasonably equivalent employment with another company during the 12-month period beginning on October 1, 2005; (b) am in material breach of this agreement; or (c) the Board unanimously adopts a resolution that I have materially breached this agreement or that I am in material breach of any post-termination obligations (as identified in Section 2 below) under the consulting agreement.

(2)                                  For six months from the effective date of my resignation, I agree to provide to Teton before offering to any other party the right to participate in any opportunity I generate, or a third party generates and offers to me in writing, to acquire an interest in oil and gas properties, or to participate in oil and gas exploration activities, within the United States.  Teton shall have 10 business days after written notification from me to elect, by written notice to me signed by its president, to acquire all or part of the interest offered, in which event Teton shall be deemed to have agreed to perform all obligations attributable to such opportunity as described in the offering documents.  If Teton does not timely deliver such notice, it being agreed that time is of the essence, I shall have no further obligation to Teton with respect to such opportunity and may offer the available interest to any third party; provided, if I offer to or accept from a third party terms for such participation that are more favorable than those I offered to Teton, I shall give Teton a right of first refusal to elect by written notice delivered to me within ten business days to acquire the interest on such more favorable terms.  My consulting agreement, dated February 22, 2005 (and as of March 1, 2005), is hereby terminated without cause when my resignation as director is effective.  In addition, all restrictions on my ability to engage in the oil and gas business are hereby terminated, including without limitation the non-competition provisions set forth in Section 3.1 of the consulting agreement, Section 4.1 of my previous employment agreement dated January 1, 2005 and Section 8.6 and 8.7 of my previous employment agreement dated May 1, 2002. Other than as stated above, the provisions of my consulting agreement that expressly survive termination shall continue in full force and effect.

(3)                                  Teton shall file an S-8, which S-8 shall include the shares of common stock underlying my options and employee warrants (Schedule I attached), and agrees not to withdraw or terminate the S-8 while my options or warrants are outstanding.  This S-8 will be filed no later than October 13, 2005.  Teton agrees to provide me and my counsel with an opportunity to review and comment on the S-8 prior to filing; provided, however, that I agree that in the event changes that my counsel and I request result in a delay in the filing the S-8 that Teton shall be afforded such additional time to file the S-8 as elapsed between the time my counsel was presented with a draft of the 8-K and the date on which Teton and I agreed on any substantive changes to the document.  In addition, my counsel and I will agree to provide such representations and comfort to Teton and Teton’s counsel regarding the validity of the warrants issued on 10/01/00 and 12/16/02 and their compliance with the rules applicable to Form S-8.  I agree to conduct sales of approximately 244,006 shares of Teton common stock between now and December 31, 2005 solely through C. K. Cooper & Company and I will not undertake the sale of additional shares until January 1, 2006.  Furthermore, I agree that should the value of Teton shares decline below $6.00 this year that I would forestall my current plans to sell this year unless the shares value increased above $6.00 subsequently.  Lastly, in the event there is any material change in my plans or the ability of C. K. Cooper & Company to execute these transactions with negligible impact to the market, that C. K. Cooper & Company shall promptly notify both parties, and be authorized to stop all activities, until we again reach a mutual agreement regarding the deposition of these shares and inform them of such new agreement.

(4)                                  Teton, prior to my resignation as a director will re-grant me NSOs (on the form provided by you and attached hereto) to replace my ISOs originally granted on April 9, 2003 and March 31, 2004, and Teton hereby acknowledges the continued validity of my options (and with the confirmation forms provided by you and attached hereto) as listed on Schedule I hereto in accordance with the option agreements and warrant agreements relating thereto and agrees to cooperate fully and promptly with my option and warrant exercises and stock sales.

(5)                                  Teton and H. Howard Cooper, each on his or its own behalf and on behalf of his or its affiliates, heirs, representatives and assigns, hereby fully and forever releases and discharges the other as well as the other’s past and present affiliates, officers, directors, employees, shareholders, independent contractors, attorneys and agents, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the releasing parties may now have, or claim at any future time to have, against any released party based in whole or in part upon any act or omission occurring on or before the effective date of this agreement, without regard to present actual knowledge of such acts or omissions.  Notwithstanding the foregoing, however, this agreement shall not release or otherwise limit or affect in any way H. Howard Cooper’s rights to indemnification, defense and/or insurance coverage or Teton’s or H. Howard Cooper’s rights under this agreement or rights under any other continuing obligation of either of them, whether pursuant to contract, certificate of incorporation, bylaws, insurance contract or otherwise.  In addition, Teton represents and warrants that this agreement has been authorized by all necessary action of its Board of Directors.  Any notice required under this agreement shall be sent to the address set forth in this letter or such other address that is subsequently provided to the other party in writing and notice shall be deemed given on the soonest of when actually received, the day sent via email or facsimile or two days after mailing.  The parties acknowledge that irreparable injury would occur in the event any provision of this agreement is not performed or is breached and therefore, in addition to any other remedy available, the parties are entitled to an injunction to prevent breaches or to specifically enforce the provisions of this agreement.

(6)                                  H. Howard Cooper will refrain from making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of Teton and its officers, shareholders, partners, agents and former and current employees and directors. Teton will refrain from making statements, written or oral, which denigrate, disparage or defame H. Howard Cooper’s goodwill or reputation. There is excepted from this provision all statements: 1) necessary to enforce this agreement, 2) made truthfully as a result of any question required to be answered by law, or 3) made truthfully by one party to this agreement in response to any statement by the other party to this agreement that is violative of this paragraph.  In addition, H. Howard Cooper, together with his attorneys, advisors, family, and other representatives, agree to refrain from interfering in the affairs of Teton and Teton, together with its attorneys, advisors, and other representatives agree to refrain from interfering in the affairs of H. Howard Cooper.  A party shall not be deemed to have interfered with the other party solely by virtue of its enforcing its rights under this agreement.  In addition, this provision shall not be deemed to limit Mr. Cooper’s rights as a stockholder; provided, however, that any effort of Mr. Cooper to wage a proxy fight, to act in concert with other shareholders or to cause other shareholders to act with a view toward taking any action that may be reasonably deemed by Teton to have been taken with a view toward effecting corporate change or interfering with the affairs of Teton shall not be deemed be included in Mr. Cooper’s rights as a shareholder.

(7)                                  Except as required by law or regulation, or as necessary to enforce this agreement, none of the parties hereto will disclose the terms of this Agreement, provided that H. Howard Cooper may disclose such terms to his financial and legal advisors and his spouse and Teton may disclose such terms to selected employees, advisors and affiliates on a “need to know” basis, each of whom shall be instructed by H. Howard Cooper and Teton, as the case may be, to maintain the terms of this agreement in strict confidence in accordance with the terms hereof. This provision shall not apply once Teton discloses the terms thereof in any public filings required by the SEC or to the extent disclosed in any proxy statement.  I shall be afforded the right to review the language used in any public disclosure regarding my resignation prior to dissemination or filing.

(8)                                  H. Howard Cooper has returned or will immediately return to Teton all Company Information  and Company Property (as defined below), which he has in his possession, and agrees not to keep any copies of Company Information. H. Howard Cooper affirms his obligation to keep all Company Information confidential and not to disclose it to any third party in the future. The term “Company Information” means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of Teton, the use or disclosure of which might reasonably be construed to be contrary to the interest of Teton; provided, however, that the term “Company Information” shall not include any information that is or became or becomes generally known or available to the public other than as a direct result of a breach of this paragraph by H. Howard Cooper (or any action by H. Howard Cooper prior to the effective date of this agreement) which would have been a breach of H. Howard Cooper’s obligations to Teton in effect at such time. H. Howard Cooper shall have the right to remove from the offices of Teton any of his personal files that do not contain Company Information.  “Company Property” shall include all property purchased by Teton on Mr. Cooper’s behalf or otherwise purchased by Teton for Mr. Cooper’s use on behalf of Teton.  Mr. Cooper shall have the right to retain any personal property not deemed to be Company Property.

(9)                                  In any action arising from or relating to this agreement, the party prevailing therein shall recover from the other party all expenses incurred in connection with the action, including reasonable attorneys’ fees.

If the foregoing is acceptable please have Karl F. Arleth, as the Company’s President and CEO, sign in the space provided below.

Sincerely,

/s/ H. Howard Cooper
H. Howard Cooper

AGREED:

Teton Energy Corporation

By:	/s/ Karl F. Arleth
Karl F. Arleth, President and CEO

Schedule I

Grant/No. of Shares	Exercise Price	Grant Date	Post Termination Exercise Period
NSO/28,735	$3.48	5-23-05	10-6-10
NSO/574,554	$3.48	4-9-03	10-6-10
NSO/27,777	$3.60	5-23-05	10-6-10
NSO/372,223	$3.60	3-31-04	10-6-10
Warrants/41,667	$4.80	10-01-00	10-31-05
Warrants/20,834	$9.00	10-01-00	10-31-05
Warrants/20,834	$12.00	10-01-00	10-31-05
Warrants/375,000	$3.24	12-16-02	12-15-12